EXHIBIT 99.1


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                           Greater Community Bancorp
             55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
                        (973) 942-1111 Fax (973) 942-9816
                            www.greatercommunity.com
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                              FOR IMMEDIATE RELEASE


Greater Community Bancorp Declares Second Quarter Stock and Cash Dividends


TOTOWA, N.J.--(BUSINESS WIRE)--June 18, 2003--At its regular meeting held June 17, 2003, the Board of Directors of Greater Community Bancorp (Nasdaq: GFLS) declared a second quarter common stock dividend of 2.5% and a per share cash dividend of $0.11, both payable July 31, 2003 to shareholders of record as of July 15, 2003. The combined stock and cash dividends represent a 12.5% increase over the cash dividend paid in the first quarter and a projected annual cash dividend of $0.44.

George E. Irwin, President and CEO of Greater Community Bancorp, stated, "We are pleased to offer our shareholders the opportunity to increase their current return on Greater Community stock. We believe the increase will enhance Greater Community's appeal to investors, and in doing so, increase the marketability of our stock."

Greater Community Bancorp, with $736 million in assets at March 31, 2003, is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries:
Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. They provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company also owns Greater Community Financial, L.L.C., a full service securities broker-dealer, and Highland Capital Corp., an equipment leasing and financing subsidiary.

Contacts:
George E. Irwin                                      Margolin & Associates, Inc.
President and CEO                                    Linda Margolin (Media)
(973) 942-1111   x1018                               216/765-0953
geirwin@greatercommunity.com                         lmm@margolinIR.com